Exhibit 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q3-11 QUARTERLY RESULTS CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s third quarter 2011 conference call. I am joined today by Keith Jackson, our President and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and a replay will be available for approximately 30 days following this conference call, along with our earnings release for the third quarter. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in our earnings release and posted separately on our website in the investor

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relations section. In the upcoming quarter, we will be attending the Credit Suisse Technology Conference on November 30th.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are based on information currently available and are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our earnings release, Form 10-K, Form 10-Q’s and other filings with the SEC. The factors described in our earnings release include the uncertainties regarding the ongoing impact of the flood in Thailand. Our estimates may change and the company assumes no obligation to update forward-

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looking statements to reflect actual results, changed assumptions or other factors.

Now, I would like to turn it over to Keith Jackson who will provide a few comments regarding our operations in Thailand.

KEITH…

KEITH JACKSON:

Thanks Ken, and thank you to everyone joining us today.

Before going into the details of our third quarter results, I wanted to make a few comments regarding our operations in Thailand that have been impacted by the severe flooding in the country, as well as our announced closure of our Aizu wafer fabrication facility in Japan. The Thailand flood is a natural disaster of an unprecedented scale that has killed hundreds of people, damaged thousands of factories, forced hundreds of thousands of employees out of work and impacted the lives of millions. As we have discussed in prior releases, the relentless flooding in Thailand has had a significant impact to our employees, their families and our operations located in that country. The company has

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approximately 1,800 employees and approximately 350 contractors in Thailand, which represents approximately 9 percent of our global workforce. I am grateful that our employees remain safe at this time and our sympathy goes out to the people of Thailand.

We have two main facilities in Thailand. One is located in the Rojana Industrial Park and another is located in an industrial park in Bang Pa In. Our Rojana Industrial Park operations produced approximately 10 to 12 percent of our worldwide output as measured by third quarter 2011 revenues and our operations in Bang Pa In produced approximately 2 to 3 percent of our output as measured by third quarter 2011 revenues. We have not been able to access either of these facilities in Thailand. Today, our preliminary estimation is that we will be able to enter both locations for large scale recovery within the next one to two months with earlier access for the purpose of assessing damage. Site security measures are being coordinated with government and industrial park resources by our local security staff.

During 2011, we have faced two significant sizable natural

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disasters—the Japan earthquake and related tsunami in March and the current flooding in Thailand. These events have impacted our overall company. In Japan, we experienced only minor physical damage to our factories as a result of the earthquake and resulting tsunami. Through the strong efforts of our employees, we were able to fully recover our operations in Japan that were negatively impacted by the earthquake within a six month period.

In Thailand, however, our facility in the Rojana Industrial Park remains submerged in over 2 meters of water. Given the length of time the site has been submerged underwater and the indefinite period before we will be able to access the facility, we believe the equipment and inventory at the site may be permanently impaired. The facility we operate in Bang Pa In is also submerged underwater. At that location, however, our equipment is located on the third floor and we are hopeful it can be recovered.

With our employees now safe, the company is focused on bringing online supply and capacity to our customers at other locations within the

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internal ON Semiconductor manufacturing network as well as with our external assembly and test partners. Certain products will be sourced from alternative back-end locations before the end of the year, while more complex production alternatives may take multiple quarters. I am grateful for the significant efforts of our teams who are working tirelessly to make this happen.

In addition to utilizing spare capacity at our other global manufacturing network locations, over the course of the next several quarters, we intend to spend a total of approximately $50 million of incremental capital expenditures to more quickly enable the company to support our customers and their production requirements. The company currently carries approximately $50 million of insurance related to our Rojana Industrial Park site and has another $50 million of insurance for our much smaller and probably less damaged Bang Pa In location. We are in the process of working with our insurer on the claims process.

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In October, we announced the shutdown of our Aizu factory in Japan. This factory is expected to close by the end of June 2012 and we anticipate approximately $8 million a quarter in savings with the full benefits being realized beginning in the fourth quarter of 2012. This closure is in addition to our previously announced closures of our Japan factories located in Gunma and Gifu related to our SANYO Semiconductor acquisition and integration. As a company, we continue to migrate to fewer, larger sites and towards 8-inch wafers where appropriate. Although we continue to reduce the number of front-end manufacturing sites, we expect that our overall wafer production capacity in 2013 will be greater than our current capacity.

Now, I would like to turn it over to Donald who will provide an overview of our third quarter results.

DONALD…

DONALD COLVIN:

Thanks Keith.

While the flood had no impact on our financial results in the third

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quarter of 2011, it will impact our financial results in the fourth quarter of 2011 and well into 2012.

For the third quarter of 2011, ON Semiconductor Corporation announced that total revenues were approximately $898 million, down approximately 1 percent from the second quarter of 2011. During the third quarter of 2011, the company reported a GAAP net loss of $49.4 million or $0.11 per fully diluted share. The third quarter GAAP net loss was impacted by $65.4 million of restructuring, asset impairment and other charges which are primarily related to the restructuring and asset impairment of our announced closure of the Aizu, Japan factory as well as other special items. The complete special items are detailed in schedules included in our earnings release.

GAAP gross margin in the third quarter was 29.1 percent. Included in our GAAP gross margin is approximately $53.6 million of special items. Non-GAAP gross margin in the third quarter of 2011 was 35.0 percent.

Third quarter 2011 non-GAAP net income was $110.5 million or

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$0.24 per share on a fully diluted basis.

We exited the third quarter of 2011 with cash, cash equivalents and short-term investments of approximately $837.7 million. During the quarter, we repurchased $53.0 million of principal value of our 2.625 percent convertible senior subordinated notes.

At the end of the third quarter, total days sales outstanding were approximately 55 days, down approximately 3 days compared with the second quarter of 2011. Internal inventories were down approximately 6 days to 101 days. Included in our total internal inventory is approximately $12 million of bridge inventory associated with the shutdown of our factories.

Distribution inventories were approximately 11 to 12 weeks exiting the third quarter. We expect the weeks of inventory at distributors to decrease in the fourth quarter.

Cash capital expenditures during the third quarter of 2011 were approximately $86 million.

Now I would like to turn it back over to Keith Jackson for

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additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the third quarter of 2011, our end market splits were as follows: the Consumer Electronics end-market represented approximately 28 percent of sales. The Automotive end-market represented approximately 22 percent of sales. The Computing end-market represented approximately 19 percent of sales. The Industrial, Military, Aerospace and Medical end-markets represented approximately 17 percent of sales and the Communications end-market, which includes wireless and networking, represented approximately 14 percent of sales.

TOP OEM CUSTOMERS

On a direct billings basis, no individual ON Semiconductor product OEM customer represented more than 5 percent of third quarter

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sales. Our top 5 product OEM customers during the third quarter were: Continental Automotive Systems, Panasonic, Delta, Samsung and Sony.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia, excluding Japan, represented approximately 57 percent of revenue. Our sales in the Americas represented approximately 15 percent of revenue. Sales in Japan represented approximately 15 percent of revenue and sales in Europe represented approximately 13 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 63 percent of third quarter 2011 revenue. Sales through the distribution channel were approximately 31 percent of third quarter revenue and the EMS channel represented approximately 6 percent of revenue.

REVENUE BREAK-OUT

During the third quarter, ON Semiconductor revenues broken out

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by our product groups were as follows: SANYO Semiconductor Products Group represented approximately 33 percent of sales. The Standard Products Group represented approximately 19 percent of sales. The Automotive and Power Group represented approximately 17 percent of sales. The Digital, Mixed-signal and Memory Product Group represented approximately 17 percent of sales and the Computing and Consumer Group represented approximately 14 percent of sales. We will publish our quarterly revenue, gross profit and operating income break-out of these segments in our Form 10-Q for this period.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with an update of the progress we have made during the quarter.

Unrelated to the impact to our facilities from the flooding in Thailand, on October 31st, we signed a definitive agreement to purchase a building and related workforce in Vietnam from SANYO Electric for an estimated purchase price of $8 to $9 million. This transaction is expected to close by the end of March 2012. We expect to continue to operate out of our

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existing location in Vietnam, but will utilize the new building and related workforce for our additional expansion requirements. Once this transaction closes, this new site will enable ON Semiconductor to expand its integrated power module capacity and support the rapid growth we are expecting for that business line. Our existing integrated power module business, which resides within SANYO Semiconductor, is currently generating approximately $150 million of sales on an annualized basis, primarily focused on the consumer white goods market. Over the next several years, we anticipate additional growth opportunities within the consumer white goods market as well as within the automotive and industrial sectors. We believe the purchase of this Vietnam facility and related workforce will provide a site where ON Semiconductor can more than double our production and related revenues in this business line over the next twenty-four months.

From an end-market perspective, our third quarter Automotive sales were up approximately 3 percent from the second quarter despite scheduled customer plant shutdowns. This was due to key wins from

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major automotive customers for our door electronics solutions and our lighting driver and motor controller ICs for headlamp systems.

In addition, we continue to add to our automotive capabilities with new product launches and wins in a variety of automotive applications such as interior lighting control solutions, park assist, anti-lock brake systems, powertrain systems and direct gas injection systems with a number of products including custom ASICs, LED drivers, LDOs, IGBTs and MOSFETs. In the first half of 2012, we expect to see continued strong activity and growth for the automotive end-market in emerging countries and North America and in the luxury vehicle market.

In the Consumer end-market, sales increased sequentially from the second quarter by approximately 3 percent and we continue to make further inroads with our cross-selling activities related to SANYO Semiconductor. During the quarter, we won two key designs with a major LED TV manufacturer for our power supplies.

We also continue to receive awards from our customers and editors for our efficient products and solutions. In the third quarter, we received

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a Three Star Supplier Excellence Award from Raytheon Network Centric Systems and an e-Legacy award from Electronic Product Design Magazine in the medical advances category for our precision mixed-signal microcontroller.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

DONALD COLVIN:

Thanks Keith.

FOURTH QUARTER 2011 OUTLOOK AND OTHER FORWARD LOOKING GUIDANCE

There are a number of significant factors that are impacting our guidance and will influence our financial performance in the fourth quarter of 2011. As discussed previously, our operations in Thailand remain suspended, we still have no access to our facilities and we are working to bring up production capacity at other locations. In addition,

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some of our customers, suppliers and subcontractors have also been impacted by the flooding in that country. We currently estimate that the negative impact to our revenues directly related to the flooding of our Thailand manufacturing facilities is estimated to be approximately $60 million for the fourth quarter. Our SANYO Semiconductor division will experience the vast majority of this revenue reduction resulting from the Thailand flood. Our overall costs will be negatively impacted by a number of factors including the under absorption of our manufacturing and operating support overhead. Given the fixed cost nature of the SANYO Semiconductor division, we believe the reduction in revenue will result in approximately $45 million lower total net income for the company in the fourth quarter as a result of the flood in Thailand. In addition, we believe the flood in Thailand will negatively impact our operational earnings per share by approximately $0.10 in the fourth quarter of 2011. The preceding flood related impact is included in our guidance below.

Our guidance, however, does not include any impact to our suppliers, subcontractors and customers nor any restructuring, asset

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impairment or other unusual or incremental charges and expenses we may incur during the fourth quarter as a result of the flood in Thailand and our efforts to restore production capacity. Additionally, our guidance reflects only our current assessment of the Thailand flood situation, and as we have indicated, the situation and our related understanding of its impact to our business continues to change and evolve.

From a cash stand-point, we will attempt to limit our investment in flood mitigation equipment purchases to approximately $50 million that we expect to receive as part of our insurance claims related to the Rojana Industrial Park facility.

Based upon product booking trends, backlog levels and estimated turns levels, we anticipate that total ON Semiconductor revenues, will be approximately $740 to $780 million in the fourth quarter of 2011. This guidance includes the estimated revenue reduction as a result of the flood in Thailand outlined previously. Backlog levels for the fourth quarter of 2011 represent approximately 80 to 85 percent of our

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anticipated fourth quarter 2011 revenues.

We expect that average selling prices for the fourth quarter of 2011 will be down approximately three percent compared to the third quarter of 2011.

We expect total cash capital expenditures of approximately $65 million in the fourth quarter of 2011 and total capital expenditures of approximately $320 to $330 million for 2011. For 2012, we currently anticipate capital expenditures of approximately $225 to $275 million. This forecast includes the expected $50 million of additional anticipated capital related to the restoration of capacity post the Thailand flood.

For the fourth quarter of 2011, we expect GAAP gross margin of approximately 26 to 28 percent. Our GAAP gross margin in the fourth quarter will be negatively impacted by, among other items, lower sales as a result of the flood in Thailand, the SANYO inventory valuation adjustment and the expensing of appraised inventory fair market value step-up associated with our acquisitions of approximately $24 million. We expect non-GAAP gross margin of approximately 29 to 31 percent

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in the fourth quarter. Our gross margin will be negatively impacted by lower sales as a result of the inventory correction occurring within the overall semiconductor supply chain as well as the flood in Thailand and the associated under absorption of our manufacturing network. We also expect total GAAP operating expenses of approximately $195 to $205 million. Our GAAP operating expenses include the amortization of intangibles, restructuring, asset impairments and other charges which are expected to total approximately $15 million.

We expect total non-GAAP operating expenses of approximately $180 to $190 million. We anticipate GAAP net interest expense and other expenses will be approximately $22 million for the fourth quarter of 2011, which includes non-cash interest expense of approximately $9 million. We anticipate our non-GAAP net interest expense and other expenses will be approximately $13 million. GAAP taxes are expected to be approximately $2 to $4 million and cash taxes are expected to be approximately $4 to $6 million. We also expect stock based compensation expense of approximately $6 million in the fourth quarter

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of 2011, of which approximately $1 million is expected to be in cost of goods sold and the remaining in operating expenses. This expense is included in our non-GAAP financial measures.

We believe the current inventory correction should be over by the end of the fourth quarter of 2011. As previously announced we expect the negative impact of the Thailand flood to continue well into 2012. We are taking actions to offset this loss of manufacturing capacity. By the end of December 2011, we should have better visibility on our recovery plan for 2012. We currently believe we have excess manufacturing and operating overhead as a result of the impact of the flood in Thailand. We will complete a review of our overhead costs by the end of the fourth quarter of 2011 in order to begin to align our cost structure with our target operating model.

Unless otherwise noted, our guidance does not include any restructuring, asset impairment or other unusual or incremental charges and expenses we may incur during the fourth quarter as a result of the flood in Thailand and our efforts to restore production capacity.

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Our current fully diluted share count is approximately 455 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “                        ” please open up the line for questions.

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